Exhibit 99.1

5880 Pacific Center Blvd, San Diego, CA 92121	858-373-1600	www.infosonics.com

Contact:
Jeffrey A. Klausner	John Mills or Allyson Pooley
Chief Financial Officer	Integrated Corporate Relations
858-373-1600	310-954-1100
ir@infosonics.com	jmills@icrinc.com or
apooley@icrinc.com

INFOSONICS APPOINTS TIMMY MONICO TO LEAD ITS EFFORTS
IN NORTH AMERICA

SAN DIEGO, CA, June 2, 2006 – InfoSonics Corporation (AMEX: IFO), one of the fastest growing distributors of wireless handsets in the United States and Latin America, today announced the appointment of Timmy Monico as Vice President of North America. Mr. Monico will lead the Company’s efforts in further building strong customer and vendor relationships in North America.

Mr. Monico brings more than 25 years of experience in cellular sales in the United States. Before joining InfoSonics he spent more than 25 years with CellStar Corporation. His most recent position was Vice President of North America Sales, in which he was instrumental in building and maintaining business in the regional carrier channel in the United States.

In announcing the appointment, Joseph Ram, President and Chief Executive Officer of InfoSonics stated, “We are extremely pleased to have Timmy join the InfoSonics team of seasoned industry professionals. We value his knowledge and long-term relationships with carriers and vendors. His personality and energy are a perfect fit with our culture. We believe that Timmy’s expertise combined with InfoSonics’ vision and resources should allow him to help us reach the next phase of growth and success.”

“I am very excited to be joining a management team with a proven record of success,” stated Mr. Monico. “I believe in InfoSonics’ growth strategy and trust that my experience and relationships in the U.S. will provide support to the Company.”

About InfoSonics Corporation

InfoSonics is one of the fastest growing distributors of wireless handsets and accessories in the United States and Latin America. InfoSonics provides end-to-end handset and wireless terminal solutions for network operators in both the United States and Latin America. These solutions include product approval and certification, light assembly, logistics services, marketing campaigns, warranty services and end user support. For more information please visit http://www.infosonics.com.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Some of these uncertainties and risks include, but are not limited to, the demand for our products, our ability to obtain our products from our suppliers, maintain commercially feasible margins, implement our geographical sales expansion, obtain and maintain adequate capital, expand and maintain supplier and carrier relationships, and other factors. In addition, references to past operating results should not be considered to be indicative of future performance. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. InfoSonics undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks described in other documents that InfoSonics files from time to time with the Securities and Exchange Commission (“SEC”), including our Form 10-K for the year ended December 31, 2005.

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